Zion Oil & Gas Newsletter

March 5, 2010

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Dear Shareholder and/or Friend of Zion...

Last week, both Bill Ottaviani (Zion's President and Chief Operating Officer) and I visited New York, in order to present Zion Oil & Gas at the 'NASDAQ-Oppenheimer 14th Annual Israeli Equities Conference'.

We presented to investment professionals attending the 'by invitation only' event. Amongst others, conference attendees included representatives from Bank of America, Credit Suisse and Morgan Stanley.

We believe that the presentation, an audio webcast with slides, was successful and have posted a link to it on Zion's homepage (www.zionoil.com) so that you can review and enjoy it.

Please note that, due to the ever increasing demands on management time, from now on, we will send you an update email once every two weeks, instead of every week. Of course, if there is anything urgent to report, we will issue a press release or a 'breaking news' email to you.

But, as always, our petroleum exploration work will continue at an unabated pace... every single working day.

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So, here is this week's operations update:

The Ma'anit-Rehoboth #2 Wellsite

The Ma'anit-Rehoboth #2 Well

Since the previous report, I am pleased to note that we have restarted rig operations on this well, as you can see in the pictures above (photographed on Thursday, March 4, 2010).

Apart from the rig crew of Aladdin Middle East, the Metsada wireline truck is onsite as is the Weatherford team and their equipment.

Our plan is to test several geologic intervals for the presence of producible hydrocarbons. These various ‘intervals of interest’ were previously identified through the use of open-hole diagnostic tools when the well was drilled.

Now that we have the drilling rig back on the hole, we can “complete” the well.

In the past days, we completed some of the initial down-hole preparatory work that was needed before we can production test the first geologic interval. This preparatory work included milling out the plug used to isolate the open-hole section of the well and validating that the cement bond quality between the casing and rock formation is adequate for testing.

Without a good cement bond, that effectively isolates the zone we wish to test, we risk not being able to accurately evaluate the productivity of that particular zone. To assess if the cement bond is adequate, we used an electronic down-hole tool (aptly named a 'Cement Bond Logging Tool') that confirmed that we do have sufficient bond quality. This is good news as it means that we do not need to perform a remedial cementing operation and can proceed to the next phase of the testing operation for this first interval.

The next phase includes perforating the zone of interest and testing the well for hydrocarbon flow. To 'perforate', we use shaped explosive charges that are run into the well on a perforating 'gun' – a long hollow cylinder.  The charges are spaced out equally along this cylinder, across the zone of interest, and detonated from the surface. The energy from the exploding charges penetrates (or perforates) the casing and into the rock formation.

This action creates a passageway for any hydrocarbons in the rock to find their way to the wellbore.  The pressure drop from the higher pressure rock to the lower pressure wellbore allows any hydrocarbons present to flow from the rock to the well. We plan to use sophisticated equipment from Schlumberger Oilfield Services to measure pressures and flow rates, both inside and outside the well, all critical data needed to assess a well’s long term production capabilities.

Logistical planning and coordination continues to be a significant challenge in Israel, as we have to import much of the equipment needed for our well operations. For the most part, we have been securing our needed resources for this well work on a ‘just in time’ basis. Now that we do not have to perform a remedial cementing operation, we find ourselves in a situation where we may need to wait on some needed equipment to continue our work without interruption.

Our suppliers have been working very hard to ensure they meet our tight timing needs, but sometimes delays are inevitable.  Should we encounter such a delay, we don’t anticipate it to be very long and will be doing everything possible to stay on our planned schedule to complete the full testing program in April 2010.

Operations at the Elijah #3 Well

(No change from previous report.)

The Elijah #3 well was drilled to a depth of approximately 10,938 feet (3,334 meters) when the drill string became stuck within the Asher Volcanics section of the hole. After recovering a significant portion of the stuck drill pipe, progress in recovering the remainder of the pipe slowed and the decision was made to temporarily suspend drilling operations pending further analysis of the situation and to relocate the rig to the Ma’anit-Rehoboth #2 well.

We are currently assessing various options that should enable us to proceed with the ‘next steps’ for this well.

The Issachar-Zebulun Permit Area

The Issachar-Zebulun Permit Area

As reported previously, Zion and the Geophysical Institute of Israel (GII) have signed an Agreement for GII, on behalf of Zion, to acquire approximately 30 kilometers of seismic data in Zion’s Issachar-Zebulun Permit area.

A pre-site assessment field trip was conducted last month by Zion’s geological team and members of GII.  As you can see from the photo, doing field work can, at times, be a fairly messy business.  The purpose of the site visit was to assess the general area where seismic data is to be collected and identify potential natural barriers (e.g. waterways) or other impediments (man-made structures) that could impact the seismic acquisition process.

With the pre-site assessment completed, detailed planning can now commence for the actual field work. The timing for the field work has been pushed back by a number of weeks, as the seismic crew for GII are currently out of Israel and not scheduled to return until mid-summer 2010.

"In your good pleasure, make Zion prosper..."

Psalm 51:18

Thank you for your support of Zion, and

Shalom from Israel

Richard Rinberg

CEO of Zion Oil & Gas, Inc.

www.zionoil.com

FORWARD LOOKING STATEMENTS: Statements in this communication that are not historical fact, including statements regarding Zion's planned operations, geophysical and geological data and interpretation, anticipated attributes of geological strata being drilled, drilling efforts and locations, the presence or recoverability of hydrocarbons, timing and potential results thereof and plans contingent thereon and sufficiency of cash reserves are forward-looking statements as defined in the "Safe Harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward looking statements are based on assumptions that are subject to significant known and unknown risks, uncertainties and other unpredictable factors, many of which are described in Zion's periodic reports filed with the SEC and are beyond Zion's control. These risks could cause Zion's actual performance to differ materially from the results predicted by these forward-looking statements. Zion can give no assurance that the expectations reflected in these statements will prove to be correct and assumes no responsibility to update these statements.

Contact Information
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More information about Zion is available at www.zionoil.com or by contacting Michael Williams at Zion Oil & Gas, Inc., 6510 Abrams Rd., Suite 300, Dallas, TX 75231; telephone 1-214-221-4610; email: dallas@zionoil.com
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